Exhibit 10.4

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (the “SIXTH Amendment”) is made as 23rd day of March 2018 by and between American Twine Limited Partnership, a Massachusetts limited partnership (the “Landlord”), having an address c/o Transatlantic Investment Management, Inc. 222 Third Street, Cambridge, Massachusetts and Variation Biotechnologies (US), Inc. (the “Tenant”), having an address at 222 Third Street. Cambridge, MA 02142.

WITINESSTH THAT

WHEREAS:	Landlord and Tenant are the current parties to that certain Lease dated May 31, 2012, as amended by the First Amendment dated June 28, 2013, the Second Amendment dated October 2, 2013, and the Third Amendment dated January 31. 2014, the Fourth Amendment dated August 7, 2014, the Fifth Amendment dated May 9, 2017 (together the “Lease”) with respect to approximately 2,359 rentable square feet, suite 2241, in the building located on the property known as 222 Third Street, Cambridge, Middlesex County, Massachusetts; and

WHEREAS:	Landlord and Tenant desire to amend the Lease to extend the term, expand into suite 2240 and other changes to the Lease as agreed to by the parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. the parties hereby agree to amend the Lease as follows:

1.	The Effective Date of this Sixth Amendment shall be April 1, 2018.

2.	As of the Effective Date Section 1.1 of the Lease Premises, will be amended to add Suite 2240 consisting of 1,116 rentable square feet.

Suite 2240	Suite 2241
1,116	2,359

3.	As of the Effective Date, Section 1.1 of the Lease, Term will be amended to extend the term by Two (2) Years and One (1) month, terminating on April 30, 2020.

4.	As of the Effective Date Section 1.1 of the Lease, Annual Fixed Rent will be amended to add the following:

Suite 2240

4/1/2018 – 3/31/2019: $77,004.00 ($69.00/sf)

4/1/2019 – 3/31/2020: $78,120.00 ($70.00/sf)

4/1/2020 – 4/30/2020: $79,236.00 ($71.00/sf)

Suite 2241

5/1/2018 – 4/30/2019: $148,617.00 ($63.00/sf)

5/1/2019 – 4/30/2020: $150,976.00 ($64.00/sf)

5.	As of the Effective Date section 1.1 of the Lease under the heading “Pro-Rota” will be amended as follows:

Suite 2240	Suite 2241
.96%	2.04%

6.	As of the Effective date, section 1.1 Lease under the heading “Tax Base” will be amended to add suite 2240 for Calendar Year 2018.

7.	As of the Effective Date, section 1.1 of the Lease under the heading “Operating Base” will be amended to add suite 2240 for Calendar Year 2018.

8.	Landlord will complete the following work in suite 2240 prior to Effective Date. The modifications in suite 2240 are as shown in Exhibit A.

•	Demo/remove two walls and kitchenette area.
•	Paint entire office with two colors as selected by tenant from Landlord’s samples.
•	Replace carpet in “reception area” where wall is being removed.
•	Replace all light fixtures with building standard LED cable hung fixtures. All Leasehold improvements shall be mutually agreed upon using building standard procedures and materials.

As a Concession (as defined herein), Landlord shall cause to be performed the work defined above (“Landlord’s Work”). All such work shall be done in a good and workmanlike manner employing first quality materials, free from defects and so as to conform to all applicable building and zoning law s. Tenant agrees that Landlord may make any immaterial changes in such work which may become reasonably necessary or advisable, without approval of Tenant , provided written notice is promptly given to Tenant, and Landlord may make material changes in such work only with the prior written approval of Tenant.

Except for Landlord’s Work, Tenant hereby accepts the Premises “as is,” with all faults, whether latent. patent or otherwise, and hereby warrants and represents that it has caused such inspections to be made of the Premises by persons or companies of its choosing and has had such reports and evaluations of the Premises issued, as it has determined is appropriate, and is satisfied in all respects therewith.

9.	As of the Effective Date, section 1.1 of the Lease under the heading “Parking” will be amended to be Two (2) Reserved Parking Spaces at the current market rate of $200/month/space).

10.	Tenant understands and agrees that Landlord’s agreement to provide, grant, afford, and/or incur the cost of any “Concession” described within the Lease or this Amendment is expressly conditioned on Tenant’s full and timely performance of all terms, conditions, and obligations of the Lease and this Amendment and that accordingly, in the event of any default by Tenant beyond any applicable notice and cure period, Landlord shall recover from Tenant, as Additional Rent, and in addition to all other remedies available to Landlord under the Lease and/or under law, the Full Value of such Concessions. As used herein, the term “Full Value” shall mean the full dollar amount expended by Land lord with respect to those Concessions which required expenditure s by Landlord, and the amount the Land lord would have received from the Tenant but for those Concessions which involved payment waivers or abatements by Landlord.

11.	Landlord acknowledges that it currently holds $17,201.00 as a Security Deposit under the Lease. Upon execution of this Sixth Amendment Tenant shall to pay to Landlord as additional Security Deposit the sum of $1,981.00 for suite 2240. As of the Effective Date the information contained in Article 1 of the Lease, immediately following the heading “Security Deposit” shall be amended to $19,184.00.

12.	Tenant represents and warrants that Tenant has had no contact with any broker in connection with this Sixth Amendment to Lease. Landlord represents and warrants the Landlord has had no contact with any broker in connection with this Sixth Amendment. Landlord and Tenant will each indemnify and hold the other harmless in the event that any broker claims a commission from Landlord as a result of representing Tenant or from Tenant as a result of representing Landlord.

Except as expressly amended by this Sixth Amendment, all of the terms and conditions of the Lease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Sixth Amendment to be executed as of the date first above written.

LANDLORD:	AMERCIAN TWINE LIMITED PARTNERSHIP

	By:	ATLP, Inc., its general partner

	By:	/s/ Anthony Goschalk
Anthony Goschalk
President

TENANT:	Variation Biotechnologies (US), Inc.

	By:	/s/ Jeff Baxter
Jeff Baxter
Chief Executive Officer

Exhibit A